Exhibit 15.2
June 30, 2008
The9 Limited
Building No. 3
690 Bibo Road
Zhangjiang Hi-tech Park, Pudong New Area
Shanghai, People’s Republic of China
Dear Sirs,
We consent to the reference to our firm under the headings of “Risk Factors”, “Government Regulations” in The9 Limited’s Annual Report on Form 20-F for year ended December 31, 2007, which will be filed with the Securities and Exchange Commission in the month of June 2008.
Yours faithfully,
/s/ Fangda Partners
Fangda Partners